EXHIBIT 99.3

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: August 9, 2021

Isidoro Quiroga Moreno

By:	/s/ Isidoro Quiroga Moreno

South Cone Investments Limited Partnership

By	Inversiones El Aromo Limitada, as General Partner

	By:	/s/ Isidoro Quiroga Cortés
Name: Isidoro Quiroga Cortés
Title: Manager

	By:	/s/ Luis Felipe Correa González
Name: Luis Felipe Correa González
Title: Manager

South Lake One LLC

By:	/s/ Isidoro Quiroga Moreno
Name: Isidoro Quiroga Moreno
Title: President

Aequanimitas Limited Partnership

By:	/s/ Isidoro Quiroga Cortés
Name: Isidoro Quiroga Cortés
Title: Authorized Signatory